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Exhibit 99.1

Contact:	Michael Zellner	Tyler Painter
	Wind River Systems, Inc.	Wind River Systems, Inc.
	510-749-2750	510-749-2551
	mike.zellner@windriver.com	tyler.painter@windriver.com
	http://www.windriver.com	http://www.windriver.com

FOR IMMEDIATE RELEASE

Wind River Systems Delivers on Guided Revenue and EPS Targets

Company Reports Third Quarter Revenues of $80.1M

    ALAMEDA, Calif., November 15, 2001—Wind River Systems, Inc. (Nasdaq:WIND), a leading provider of embedded software solutions and services for connected devices, reported its third quarter fiscal 2002 operating results for the period ended October 31, 2001. Total revenues for the third quarter were $80.1 million, flat to second quarter revenues and 30% below revenues of $114.8 million reported in the same period of fiscal year 2001. Operating loss for the quarter (excluding non-operating charges) was $5.4 million as compared with operating income of $10.9 million in the third quarter last year. Net loss (excluding non-operating charges) was $1.0 million or $0.01 per share as compared with net income of $9.7 million or $0.12 per diluted share in the third quarter last year.

    "With financial discipline and continued focus on our customers, we were able to meet our commitments for the quarter despite tough economic times," said Mike Zellner, vice president and chief financial officer of Wind River. "We continue our commitment to strengthening the infrastructure and systems that will be instrumental in returning the company to a profitable state."

    On an as-reported basis, including $13.6 million of amortization of goodwill and purchased intangibles, a net impairment of $6.5 million related to our public and private investments and an extraordinary gain of $.6 million, net of taxes, relating to the early retirement of a portion of our convertible debt outstanding, net loss was $19.2 million or $0.25 per share for the third quarter of fiscal year 2002, compared to a net loss of $16.0 million or $0.22 per share for the same period last year.

Q3 FY 2002 Highlights

    "During this difficult environment, we continued to build on the strengths of Wind River. This means investing in new product development to continue expanding our product portfolio. It also means continually improving our infrastructure, systems and business processes to make it easier for our customers to adopt our technology," said Tom St. Dennis, president and chief executive officer of Wind River. "Wind River is solidifying its position as a strategic supplier, a technology enabler and a trusted partner in both good and bad times."

    During the quarter, Wind River announced several new products, including Tornado® for Car Infotainment—a vertical solution that facilitates the development of car infotainment and telematics devices.

    Wind River continued to strengthen its relationship with key customers and partners during the quarter. For example, the company completed integration of Tornado for Managed Switches for Motorola's C-Port C-5 network processor. Wind River expanded its Center of Excellence collaboration with Hitachi to include their popular SuperH processor family and with Motorola to include their network security processors.

    "As we have stated in the past, we are committed to focusing our efforts on providing quality products and quality support to our customers. Because of this commitment and dedication, Wind River generated the vast majority of its business in the third quarter from repeat customers. These customers include Motorola, Lucent Technologies, Cisco Systems, Siemens, Alcatel, ST Microelectronics, Nortel Networks, Raytheon, Intel and Lockheed Martin, among others," said St. Dennis.

Q4 FY 2002 Outlook

    The following statements are forward-looking and actual results may differ materially. Please consult the safe-harbor statement at the end of this press release for a description of certain risk factors and Wind River's SEC reports for a complete description of risks. In response to SEC Regulation FD (Fair Disclosure), the Company plans to disseminate its quarterly business outlook, based on current expectations, in conjunction with its quarterly earnings releases and conference calls. The Company does not plan to provide any further material guidance on analysts' financial models beyond the information provided in its quarterly earnings release and conference call.

    Wind River is providing the following details regarding the fiscal fourth quarter outlook:

  •
  Wind River expects Q4 FY2002 revenue to be in the range of $80 million to $84 million.

  •
  Operating expenses are expected to be in a range of $65 million to $67 million.

  •
  Other income is expected to contribute approximately $2.0 million.

  •
  Provision for income taxes is expected to be approximately 37.5% of pre-tax income.

  •
  Basic and fully diluted share counts are expected to be approximately 78 million and 80 million shares, respectively.

  •
  Earnings per share (excluding non-operating charges) are expected to be in the range of a $0.02 loss to break-even.

  •
  Days Sales Outstanding (DSO) are expected to come in at a range of 85-95 days.

Conference Call

    Management will host a conference call at 2:00 p.m. Pacific Time on November 15, 2001 to discuss these results. You may listen to the conference call by calling 866-418-3599 in the U.S. and 847-619-6341 internationally. The conference I.D. is 4775439. You may also listen in live via our webcast at www.windriver.com. A replay of the conference call will be available after 6:00 p.m. Pacific Time on November 15, 2001 until 8:59 p.m. Pacific Time on November 22, 2001. You may listen to the replay of the conference call by calling 877-213-9653 in the U.S. and 630-652-3041 internationally and enter the conference I.D. 4768197.

About Wind River Systems, Inc.

    Wind River, www.windriver.com, is a worldwide leader in embedded software and services for creating connected smart devices. Wind River provides integrated software development tools, real-time operating systems, and advanced connectivity solutions for use in products throughout the Internet, telecommunications and data communications, digital imaging, digital consumer electronics, networking, medical, computer peripherals, automotive, industrial automation and control, and aerospace/defense markets. Wind River is How Smart Things Think™. Founded in 1983, Wind River is headquartered in Alameda, California, with operations worldwide.

    Except for the historical information contained herein, this news release contains forward-looking statements, including those relating to expected financials and operating results of the fourth quarter FY 2002, cost control efforts and partnerships with customers that involves risks and uncertainties that could cause actual results to differ materially from those contemplated herein. Factors that could cause or contribute to such differences include but are not limited to successful implementation of cost control measures, timely development, acceptance and pricing of new products, the impact of competitive products and pricing, general market conditions, and other risk factors detailed in the company's 2001 Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    Wind River Systems, the Wind River Systems logo, VxWorks, Tornado, and How Smart Things Think are trademarks or registered trademarks of Wind River Systems, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies or organizations.

Wind River Systems, Inc.
Pro Forma Condensed Consolidated Statements of Operations(1)(2)
(in thousands, except per share amounts)
(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2001	2000	2001	2000
Revenues:
Products	$53,000	$82,621	$181,220	$213,685
Services	27,145	32,217	89,347	94,052

Total revenues	80,145	114,838	270,567	307,737

Cost of revenues:
Products	6,140	9,250	19,906	26,374
Services	13,842	16,573	47,160	45,729

Total cost of revenues	19,982	25,823	67,066	72,103

Gross profit	60,163	89,015	203,501	235,634

Operating expenses:
Selling and marketing	35,104	45,246	118,299	125,452
Product development and engineering	21,640	22,357	68,667	59,814
General and administrative	8,802	10,547	28,642	29,587

Total operating expenses	65,546	78,150	215,608	214,853

Income (loss) from operations	(5,383)	10,865	(12,107)	20,781
Interest income and other, net	3,760	4,690	7,926	19,574

Income (loss) before provision for income taxes	(1,623)	15,555	(4,181)	40,355
Provision (benefit) for income taxes	(609)	5,833	(1,568)	15,133

Net income (loss)	$(1,014)	$9,722	$(2,613)	$25,222

Net income (loss) per share:
Basic	$(0.01)	$0.13	$(0.03)	$0.35
Diluted	$(0.01)	$0.12	$(0.03)	$0.33
Shares used in per share calculation:
Basic	77,820	74,195	77,320	71,230
Diluted	77,820	79,236	77,320	76,659

1.
The above Pro Forma Condensed Consolidated Statements of Operations for the third quarter of fiscal 2002 have been adjusted to exclude charges of $13.6 million of amortization of goodwill and purchased intangibles, an extraordinary gain of $568,000, net of taxes, from early retirement of a portion of convertible debt outstanding, and $6.5 million in net other expenses relating to $4.3 million of equity investment write down, $3.6 million of venture capital investment write down and a gain on sale of equity investments of $1.4 million.

  The third quarter of fiscal 2001 has been adjusted to exclude charges of $100,000 in acquisition charges associated with the purchase of ICESoft and $28.4 million of amortization of goodwill and purchased intangibles.

2.
The Pro Forma Condensed Consolidated Statements of Operations for the first three quarters of fiscal 2002 have been adjusted to exclude charges of $69.4 million of amortization of goodwill and purchased intangibles, special charges of $254.0 million comprising of $28.6 million of restructuring costs and $225.4 million of write down of goodwill and purchased intangible assets, $568,000 in extraordinary gain, net of taxes, from early retirement of a portion of convertible debt outstanding and $6.5 million in net other expenses relating to $4.3 million of equity investment write down, $3.6 million of venture capital investment write down and a gain on sale of equity investments of $1.4 million.

  The first three quarters of fiscal 2001 have been adjusted to exclude charges of $31.8 million in acquisition charges associated with the integration of Integrated Systems, Inc., Embedded Support Tools Corp., AudeSi Technologies, and ICESoft and $64.8 million of amortization of goodwill and purchased intangibles.

Wind River Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended October 31,		Nine months ended October 31,
	2001	2000	2001	2000
Revenues:
Products	$53,000	$82,621	$181,220	$213,685
Services	27,145	32,217	89,347	94,052

Total revenues	80,145	114,838	270,567	307,737

Cost of revenues:
Products	6,140	9,250	19,906	26,374
Services	13,842	16,573	47,160	45,729

Total cost of revenues	19,982	25,823	67,066	72,103

Gross profit	60,163	89,015	203,501	235,634

Operating expenses:
Selling and marketing	35,104	45,246	118,299	125,452
Product development and engineering	21,640	22,357	68,667	59,814
General and administrative	8,802	10,547	28,642	29,587
Amortization of intangibles	13,554	28,449	69,361	64,780
Acquisition-related and other	—	100	—	31,848
Special charges	—	—	254,033	—

Total operating expenses	79,100	106,699	539,002	311,481

Loss from operations	(18,937)	(17,684)	(335,501)	(75,847)
Interest income/(expense) and other, net	(2,707)	4,690	1,459	19,574

Loss before provision for income taxes and extraordinary gain	(21,644)	(12,994)	(334,042)	(56,273)
Provision (benefit) for income taxes	(1,843)	3,000	(7,841)	9,500

Net loss before extraordinary gain	(19,801)	(15,994)	(326,201)	(65,773)
Extraordinary gain, net of income taxes	568	—	568	—

Net loss	$(19,233)	$(15,994)	$(325,633)	$(65,773)

Net loss per share:
Basic	$(0.25)	$(0.22)	$(4.21)	$(0.92)
Diluted	$(0.25)	$(0.22)	$(4.21)	$(0.92)
Shares used in per share calculation:
Basic	77,820	74,195	77,320	71,230
Diluted	77,820	74,195	77,320	71,230

Wind River Systems, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 31, 2001	January 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$72,125	$92,431
Short-term investments	21,449	41,725
Accounts receivable, net	77,266	117,530
Prepaid and other current assets	30,475	41,304

Total current assets	201,315	292,990
Investments	90,017	155,412
Property and equipment, net	63,751	66,989
Intangibles, net	156,557	403,238
Other assets	15,097	23,552
Restricted cash	63,683	61,324

Total assets	$590,420	$1,003,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,530	$15,977
Line of credit	16,728	14,858
Accrued liabilities	19,272	27,347
Accrued restructuring costs	14,969	—
Accrued compensation	22,863	27,011
Income taxes payable	6,790	8,949
Convertible subordinated debt	64,540	—
Deferred revenue	37,125	53,621

Total current liabilities	189,817	147,763
Deferred taxes payable	5,455	8,988
Long-term debt and other	483	140,007

Total liabilities	195,755	296,758

Stockholders' equity:
Common stock	80	78
Additional paid in capital	729,562	715,156
Loan to stockholder	(1,866)	(1,787)
Treasury stock, at cost	(29,488)	(29,488)
Accumulated other comprehensive loss	(1,489)	(711)
Retained earnings (accumulated deficit)	(302,134)	23,499

Total stockholders' equity	394,665	706,747

Total liabilities and stockholders' equity	$590,420	$1,003,505

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  Exhibit 99.1